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                                                                     EX-99.B(m.)

                                 iSHARES, INC.

              Amended Plan of Distribution pursuant to Rule 12b-1
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iShares, Inc. (the "Fund"), an open-end management investment company that offers its shares in iShares MSCI Index Funds and which is registered under the Investment Company Act of 1940, as amended (the "Act"), intends to employ SEI Investments Distribution Company as the distributor (the "Distributor") of the shares of each iShares MSCI Index Fund pursuant to a written distribution agreement dated on or about March 14, 2000. The Fund previously adopted a plan of distribution pursuant to Rule 12b-1 under the Act to assist in the distribution of shares of the iShares MSCI Index Funds.

The Board of Directors (the "Board") of the Fund having determined that an amended plan of distribution containing the terms set forth herein is reasonably likely to benefit each iShares MSCI Index Fund and its shareholders, the Fund hereby approves amendments to its plan of distribution (the "Plan") pursuant to Rule 12b-1 under the Act, such amendments to be effective at the time the Distribution Agreement with the Distributor becomes effective. The terms and conditions of the amended Plan are as follows:

(1) The Fund is hereby authorized to pay: (i) to the Distributor such fee for distribution services provided pursuant to any Distribution Agreement and
     (ii) to such other persons (including marketing consultants) such fees for distribution services provided by such persons pursuant to any agreement with the Fund, as may be approved by a majority of the Board ("Board Approval") and by a majority of the Directors ("Disinterested Director Approval") who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan, by vote cast in person at a meeting called for the purposes of voting on such agreement. The Fund is also hereby authorized to pay to the Distributor, as reimbursement for costs and expenses incurred by it, distribution payments (such fees and payments referred to together herein as the "Payments") in connection with the distribution of shares of each iShares MSCI Index Fund at an annual rate of up to .25% of the average daily net assets of such each iShares MSCI Index Fund; provided, however, that annual Payments payable by any each iShares MSCI Index Fund under this Plan plus the fees for distribution services referred to in the first sentence of this Section 1 may not exceed .25% of the average daily net assets of such each iShares MSCI Index Fund. Such Payments as shall be approved by the Board shall be accrued daily and paid monthly in arrears.

(2) Payments may be made by the Fund under this Plan for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of shares of the each iShares MSCI Index Funds. The scope of the foregoing shall be interpreted by the Board from time to time, including the selection of those activities for which payment can be made, and the Board's interpretation shall be conclusive. Without in any way limiting the discretion of the Board, the following activities are hereby declared to be primarily intended to result in the sale of shares of the each iShares MSCI Index Funds: advertising the each iShares MSCI Index Funds either alone or together with other each iShares MSCI
     Index Funds or together with
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     other exchange-traded funds having the same investment adviser as the Fund;
     compensating underwriters, dealers, brokers, banks and other selling entities and sales and marketing personnel or any of them for the sale of shares of the each iShares MSCI Index Funds, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating underwriters, dealers, brokers, banks and other servicing entities and servicing personnel or any of them for providing services to shareholders of the each iShares MSCI Index Funds relating to their investment in the each iShares MSCI Index Funds, including assistance in connection with inquiries relating to shareholder accounts; producing and disseminating prospectuses (including statements of additional information) of the Fund or the each iShares MSCI Index Funds and preparing, producing and disseminating sales, marketing and shareholder servicing materials; third party consultancy or similar expenses relating to any activity for which Payment is authorized by the Board; and financing any activity for which Payment is authorized by the Board.

(3) Amounts paid to the Distributor by the Fund in respect of an iShares MSCI Index Fund under the Plan will not be used to pay the distribution expenses incurred with respect to any other iShares MSCI Index Funds or other exchange-traded fund (or series thereof) having the same investment adviser as the Fund, except that distribution expenses attributable to the Fund as a whole or to the Fund and any series of any other exchange-traded fund having the same investment adviser as the Fund as a whole, will be allocated to the shares of the iShares MSCI Index Funds according to the ratio of the net assets of the iShares MSCI Index Funds to the total net assets of the Fund over the Fund's fiscal year or the Fund and such other series over the Fund's fiscal year, or such other allocation method approved by the Board. Amounts paid to the Distributor by the Fund to pay the distribution expenses incurred with respect to any iShares MSCI Index Fund may be paid in respect of unreimbursed expenses borne in the past in connection with such iShares MSCI Index Fund.

(4) The Fund is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Fund intends to make any Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person (a "Service Organization") to whom the Distributor intends to make any payments in the nature of a Payment, provided, however, that such payments may not exceed such percentage of the average net assets of the Fund attributable to customers of such Service Organizations as the Board may approve from time to time. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the Act.

(5) The form of each agreement required to be in writing by Section 4 must contain the provisions required by Rule 12b-1 under the Act and must receive Board Approval and Disinterested Director Approval, and the identity of each Service Organization, if

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     not previously approved, shall be ratified by such a vote within 90 days of the execution of such agreement.

(6) The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made. The Board shall evaluate the appropriateness of the Plan on a continuing basis and, in doing so, shall consider all relevant factors, including expenses borne by the Distributor in the current year and in prior years and amounts received under the Plan.

(7) To the extent any activity is covered by Section 2 and is also an activity which the Fund may pay for on behalf of the iShares MSCI Index Funds without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act (such as the printing of prospectuses for existing iShares MSCI Index Funds shareholders), this Plan shall not be construed to prevent or restrict the Fund from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in the calculation of Payments subject to the limitation set forth in Section 1.

(8) This Plan may not be amended in any material respect without Board Approval and Disinterested Director Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of a majority of the outstanding voting securities of each iShares MSCI Index Fund that would be affected by such increase. This Plan may continue in effect for longer than one year only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Director Approval. In addition, a list of then-current Service Organizations must be approved at least annually by Board Approval and Disinterested Director Approval.

(9) While the Plan is in effect, the selection and nomination of the Directors who are not "interested persons" of the Fund will be committed to the discretion of such disinterested Directors.

(10) This Plan may be terminated in respect of an iShares MSCI Index Fund at any time, without penalty, by a vote of the Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement hereunder, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of a majority of the outstanding voting securities of the iShares MSCI Index Fund. This Plan will continue in effect with respect to an iShares MSCI Index Fund notwithstanding the fact that it has been terminated with respect to another iShares MSCI Index Fund of the Fund.

(11) For purposes of this Plan the terms "interested person" and "related agreement" shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission thereunder and the term "vote of a majority of the outstanding voting securities" of an iShares MSCI Index Fund shall mean the vote, at the annual or a special meeting of the holders of shares of the an iShares MSCI Index

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     Fund duly called, of the lesser of (a) 67% or more of the voting securities of the an iShares MSCI Index Fund present at such meeting, if the holders of more than 50% of the outstanding voting securities of the an iShares
     MSCI Index Fund are present or represented by proxy or (b) more than 50% of the outstanding voting securities of the an iShares MSCI Index Fund.

(Last approved by the Board of Directors at the January 30, 2001 meeting.)

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